Exhibit 99.1

NASDAQ: INM Suite 1445-885 West Georgia St. Vancouver, BC, Canada V6C 3E8 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals & Mentari Therapeutics Announce Merger to Advance Migraine Prevention Therapies

Mentari’s parallel lead programs target validated, complementary pathways with potential to address the two-thirds of patients who have a suboptimal response to anti-CGRP therapies

Concurrent oversubscribed US$290 million private placement of Mentari expected to fund company operations through 2028

First-in-human regulatory filings for MT-001 (anti-PACAP) and MT-002 (anti-CGRP x PACAP bispecific) expected mid-2026 and 1Q 2027, respectively

Conference call scheduled for May 19, 2026, at 8:30 AM EDT

Vancouver, British Columbia, and San Francisco, California May 19, 2026 – InMed Pharmaceuticals, Inc. (NASDAQ: INM) (“InMed” or the “Company”) is pleased to announce that it has entered into a definitive merger agreement (the “Agreement”) for an all-stock transaction with Mentari Therapeutics, Inc. (“Mentari”), a privately-held biotechnology company developing therapies for migraine prevention, Indigo Merger Sub Corp. a wholly-owned subsidiary of InMed, and Indigo Merger Sub II, LLC, a wholly-owned subsidiary of InMed. The merger brings together Mentari’s differentiated migraine pipeline with InMed’s public market infrastructure, positioning the combined company to expedite the development of new therapies for people living with migraine, a debilitating neurological disorder affecting more than 1 billion people globally. Upon consummation of the transaction contemplated by the Agreement, the combined entity will operate as Mentari Therapeutics and trade on the Nasdaq Capital Market under a new ticker symbol.

The concurrent private placement (the “Private Placement”) was led by Fairmount with participation from Commodore Capital, Deep Track Capital, Janus Henderson Investors, a16z Bio + Health, Venrock Healthcare Capital Partners, Wellington Management, TCGX, Blackstone Multi-Asset Investing, BB Biotech, Farallon Capital, RTW Investments, LP, Vivo Capital, Perceptive Advisors and other leading investment management firms. The Private Placement will result in gross proceeds to the combined company of approximately US$290 million and is expected to fully fund its operations through 2028, beyond the generation of anticipated key clinical datasets from Mentari’s parallel lead programs. These programs include MT-001, an anti-PACAP (pituitary adenylate cyclase-activating polypeptide) monoclonal antibody with Phase 2a proof-of-concept data expected in 2028, and MT-002, a potentially first-in-class anti-CGRP (calcitonin gene-related peptide) and anti-PACAP bispecific antibody with Phase 1 healthy volunteer data expected in 2027. Together, MT-001 and MT-002 target validated, complementary, and orthogonal pathways in migraine pathophysiology and have potential to address the significant unmet need in individuals suffering from chronic and episodic migraine. Approximately 40-50% of patients treated with current approved therapies do not achieve a 50% reduction in monthly migraine days (MMDs), and fewer than one-third of patients have a 75% reduction in MMDs.

“This merger with Mentari represents an excellent opportunity for InMed shareholders to participate in the development of an exciting new drug pipeline with significant therapeutic and commercial potential,” said Eric A. Adams, President and CEO of InMed. “InMed’s Board of Directors and management team are in full support of this transaction and believe that Mentari’s strong balance sheet positions the company to successfully execute on the development plans for its parallel lead programs in the treatment of migraines. We believe Mentari’s lead programs have tremendous potential to expand and reshape the migraine treatment and prevention market.”

“This transaction provides us with the capital and public market infrastructure to aggressively compete in what we believe will be the next era of migraine prevention,” said Julie Bruno, Chair of Mentari’s board. “Recent anti-PACAP clinical studies have validated this novel mechanism and generated tremendous excitement among headache specialists. MT-001 and MT-002 were designed to be potentially best-in-class, with superior convenience through subcutaneous delivery and the potential for enhanced efficacy through rational dual pathway inhibition. We have a clear regulatory path, rapid development timelines benchmarked to approved migraine therapies, and are focused on bringing these potentially transformative therapies to the millions of people who continue to suffer despite current treatment options.”

Mentari’s pipeline programs were discovered by Paragon Therapeutics, Inc. and the co-lead programs, MT-001 and MT-002, have demonstrated equal or superior in vitro potency compared to benchmark antibodies, with pharmacokinetic profiles in non-human primates projected to enable convenient subcutaneous dosing in humans.

Conference Call Details

InMed will host a conference call on Tuesday, May 19th, at 8:30 am ET to discuss the merger details. To join the call, please dial (888) 880-3330 (U.S Toll Free) or (800) 715-9871 (Canada Toll Free). A replay of the call will be temporarily archived on the Investors section of InMed’s website following the presentation.

About the Proposed Transaction

Under the terms of the merger agreement, as of the closing of the proposed merger, the pre-merger InMed shareholders are expected to own approximately 1.51% of the combined company, which is expected to have a pro forma equity value of approximately US$421.4 million (inclusive of the Private Placement). The percentage of the combined company that InMed’s shareholders will own as of the closing of the proposed merger is subject to adjustment based on the estimated amount of InMed’s net cash immediately prior to the closing date.

In addition, InMed shareholders as of immediately prior to Closing (the “Holders”) will be entitled to receive additional financial consideration through (i) a potential distribution or dividend (if any) (1) payable upon a pre-closing sale, license, divestiture or other monetization transaction (i.e., a royalty transaction) of InMed research and development programs (a “Parent Legacy Transaction”), and (2) to the extent closing net cash exceeds certain thresholds described in the Agreement; and (ii) a contingent value right entitling the Holders to proceeds (if any) from a Parent Legacy Transaction received post-closing, in each case the terms of which will be described in the Agreement and/or Form 8-K to be filed in connection with the proposed transaction.

The transaction has received approval by the Board of Directors of both companies and is expected to close in the second half of 2026, subject to certain closing conditions, including, among others, approval by the stockholders of each company, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the securities to be issued in connection with the proposed merger and the satisfaction of other customary closing conditions.

The combined company plans to operate under the name Mentari Therapeutics, Inc. Mentari’s existing Board of Directors will become directors of the combined company, chaired by Julie Bruno, Growth Partner at Fairmount, and including Michelle Pernice, Operating Partner at Fairmount, and Laura Sandler, Chief Operating Officer at Oruka Therapeutics.

Lucid Capital Markets, LLC is serving as financial advisor and Norton Rose Fulbright LLP and Norton Rose Fulbright Canada LLP are serving as legal counsel to InMed. Wedbush Securities Inc. is serving as exclusive strategic financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Mentari. Jefferies, TD Cowen, Stifel, Guggenheim Securities, and Wedbush & Co., LLC are serving as the placement agents to Mentari. Cooley LLP is serving as legal counsel to the placement agents.

About InMed Pharmaceuticals

InMed is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed’s pipeline consists of three separate programs in the treatment of Alzheimer’s, ocular and dermatological indications. For more information, visit www.inmedpharma.com.

About Mentari Therapeutics

Mentari Therapeutics is a biotechnology company developing therapies for the prevention of migraine to deliver freedom from this debilitating and undertreated neurological condition that affects more than 1 billion people globally. Mentari’s lead programs target PACAP, a newly validated target that is mechanistically independent from CGRP, one of the first migraine targets to yield clinical and commercial success. Mentari’s pipeline includes MT-001, an anti-PACAP monoclonal antibody designed for convenient subcutaneous dosing, and MT-002, an anti-CGRP and anti-PACAP bispecific antibody designed to inhibit these complementary pathways with potential to deliver superior outcomes for people with incomplete response to CGRP-targeted therapies. The company’s programs were discovered by Paragon Therapeutics. Mentari is based in Waltham, MA. For more information, visit mentaritx.com.

Forward-Looking Statements

Certain statements in this press release, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to InMed’s and Mentari’s expectations, hopes, beliefs, intentions or strategies regarding the proposed merger, the Private Placement, and the combined company’s future, pipeline and business including, without limitation, statements regarding the expected timing and completion of the proposed merger and the Private Placement, the anticipated ownership structure of the combined company, the expected benefits, opportunities and market potential of the proposed transaction, the combined company’s ability to achieve the expected benefits or opportunities with respect to its product candidates, including whether MT-001 and MT-002 will achieve clinical proof of concept, demonstrate superior efficacy or potency, achieve convenient dosing, address unmet need in CGRP inadequate responders, or achieve regulatory approval and statements made herein with respect to (i) a potential distribution or dividend (if any) (A) payable upon a Parent Legacy Transaction, and (B) to the extent closing net cash exceeds certain thresholds described in the Agreement, and (ii) the contingent value rights entitling the Holders to proceeds (if any) from a Parent Legacy Transaction received post-closing. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting the combined company will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond InMed’s, Mentari’s or the combined company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to: the risk that the proposed merger and the Private Placement may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to closing, including obtaining the requisite approvals of the stockholders of each company and the effectiveness of the registration statement to be filed with the SEC in connection with the proposed merger; the risk that the Private Placement may not close or may not result in the anticipated gross proceeds; the outcome of preclinical studies and clinical trials; regulatory approval processes; the combined company’s ability to successfully develop and commercialize its product candidates; competition in the migraine treatment market; the combined company’s reliance on third parties; protection of intellectual property; and the combined company’s need for substantial additional funding. Should one or more of these risks or uncertainties materialize, or should any of InMed’s, Mentari’s or the combined company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth therein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein and in InMed’s filings with the SEC. InMed, Mentari and the combined company do not undertake or accept any duty to make any updates or revisions to any forward-looking statements, except as required by law.

Important Information About Investigational Product Candidates

This press release concerns drug candidates that are under preclinical and clinical investigation, and which have not yet been approved by the U.S. Food and Drug Administration. These are currently limited by federal law to investigational use, and no representation is made as to their safety or effectiveness for the purposes for which they are being investigated.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any proxy, vote, consent or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities to be sold in the Private Placement are being offered in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS COMMUNICATION IS TRUTHFUL OR COMPLETE.

Important Additional Information About the Proposed Transaction Will Be Filed with the SEC

In connection with the proposed merger, InMed intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement/prospectus relating to the proposed transaction. This press release is not a substitute for the registration statement, proxy statement/prospectus or any other document that InMed may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF INMED AND MENTARI ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INMED, MENTARI, THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus and other documents filed by InMed with the SEC through the website maintained by the SEC at www.sec.gov and on the Investors section of InMed’s website.

Participants in the Solicitation

InMed, Mentari and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from InMed’s stockholders in connection with the proposed transaction. Information about InMed’s directors and executive officers, including a description of their interests in InMed, is contained in InMed’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the registration statement and proxy statement/prospectus when filed with the SEC.

Media Contact

Lia Dangelico

Deerfield Group

lia.dangelico@deerfieldgroup.com

Investor Contact

Colin Clancy

Vice President, Investor Relations

and Corporate Communications, InMed Pharmaceuticals Inc.

T: +1.604.416.0999

E: ir@inmedpharma.com